Code of Business
Conduct and Ethics
November 2023

To All PartnerRe Employees:

Dear Colleagues,
Our Code of Business Conduct and Ethics (Code) sets out the high standards of behavior and strong ethical foundation on which PartnerRe is built, underpinned by our values of integrity, performance, collaboration, straightforward communication and respect and care.
Each one of us plays a pivotal role in maintaining these high standards in our daily work and in our interactions with clients, brokers, prospective employees, and our colleagues. Upholding these principles is a collective responsibility that we take very seriously.
As we all know, the reputation of employees and the Company is intrinsically intertwined and so what we do and how we behave reflects not only on ourselves, but on our Company as a whole. One of the most important things we can do to protect our reputation is to speak up if we are concerned something is wrong.
If you come across any instances where you believe our ethical standards have been compromised, I encourage you to raise your concerns with your Manager, the Legal & Compliance team, the Executive Leadership Team or myself, or via the Reporting Hotline located on the home page of Relink.
In the meantime, I ask that you take the time to thoroughly review our Code, along with its accompanying guidelines including PartnerRe’s Speak Up Procedure which provides a clear path for identifying and reporting violations.
Thank you for your unwavering commitment to safeguarding our Company’s reputation and for being an important part of the strong ethical foundation that defines our organization.

Jacques Bonneau
CEO and President
PartnerRe Ltd.

Our Vision
Code of Business Conduct and Ethics
Governance
Work Culture & Environment
Reporting Violations
Conflicts of Interest
Legal and Regulatory Integrity
Insider Trading
Bribery and Corruption
Financial and Non-Financial Integrity
Sanctions and Anti-Money Laundering
Anti-Trust and Fair Dealing
Fraud
Protection and Proper Use of PartnerRe Resources
Corporate Opportunities and Resources
Electronic Communications
External Communications
Confidentiality

Our vision
Our vision is to be the best reinsurance partner to our clients and brokers.
Our Purpose
We help insurance companies succeed by making risk manageable for our clients. We combine technical expertise and strong relationships to help fuel their success and their peace of mind.
Our Strategy
We complement our technical capabilities with a client focused approach, to develop successful partnerships with our clients.
We create value through:
•Accessing and selecting diversifying and profitable risks.
•Managing risk and capital for strength, relevance and flexibility.
•Attracting, retaining and developing best in class talent.
•Operating an effective, agile and efficient platform.
•Managing investments for superior returns and security.
Our Values
Integrity
We speak and act with integrity — doing the right thing, standing up to wrongdoing, taking responsibility for our actions, and honoring our commitments.
Performance
We are performance driven, challenging ourselves to outperform and following through on clear goals that support our business partners and deliver results to our owner.
Collaboration
We are one PartnerRe, collaborating across teams by putting the company’s goals at the center of what we do.
Straightforward Communication
We speak directly, in a respectful, professional manner — even if it’s a tough conversation — saying what is needed for others to know where we stand to help someone grow or to improve our performance.
Respect and Care
We are considerate of others, committed to a culture of inclusion and mindful of the impact of our words and actions on each other, our business partners, and our society.
By living our values, we progress toward our longer-term ambitions. By working as a team and building a values-based community we can achieve and advance, together.

Code of Business
Conduct and Ethics
This Code of Business Conduct and Ethics (the “Code”) applies to all PartnerRe Group1 directors and employees (referred to herein as “Employee(s)”). References to “Employee(s)” also include any third party connected to PartnerRe who is notified that the Code applies to them.
PartnerRe’s reputation is critical to the success of its business and organization and comes from the everyday actions of Employees when dealing with clients, suppliers, regulators, competitors and fellow Employees. Consistent and sound business practices contribute to building a reputation that creates value and a sustainable competitive advantage.
We are committed to a culture that is inclusive and open, honest and humble, and seeks to continuously improve to achieve maximum potential and the highest level of ethical conduct should be reflected in all of our business activities.
At PartnerRe we have common values that apply to the entire organization and that underpin our business activities and behavior.
This Code is designed to provide a high-level overview of these core values in practice. It is supplemented by additional policies, guidelines and procedures that fully explain the application of these values. Employees are required to read, understand, accept and apply the values contained in the Code and in all other policies, guidelines and procedures applicable to them, in their everyday work and behavior.
The Code supports our goal of Good Business Conduct, Ethics and Governance as set forth in our ESG Policy.
It is not possible for the Code to cover every possible situation that may arise; therefore, in the case of doubt, there is one simple question to ask: “If the act or omission were made public, would PartnerRe’s reputation be questioned or damaged?”
If a situation seems questionable with respect to the application of the principles outlined in this Code, Employees are encouraged to seek guidance from their manager, the Human Resources Department, the Corporate Audit Department, the Legal and Compliance Department or the Executive Leadership Team.
1 PartnerRe Group includes PartnerRe Ltd. and all direct and indirect controlled subsidiaries and branches thereof (“PartnerRe” or the “Company”)

Governance
The Code is approved by the Audit Committee of PartnerRe Ltd. which is made up entirely of independent directors.
Any specific waiver of the provisions of this Code or material amendment requires the approval of the Audit Committee.
Any violation of the Code will result in appropriate disciplinary measures, up to and including dismissal. Criminal misconduct may be referred to the appropriate legal authorities.
If a principle in this Code infringes the law, the law shall prevail. If a local custom or policy conflicts with this Code, the Code shall prevail. Any questions in connection with conflicts should be addressed to the Legal and Compliance Department.

Q    If I comply with local laws and regulations, will this ensure my compliance with the Code?
A    Not necessarily. Our Code may impose standards that are more rigorous than those imposed by local laws and regulations. In these situations, and provided that the Code does not conflict with laws and regulations, you should make sure that you comply with the Code.

Work Culture & Environment
PartnerRe strives to ensure that every Employee feels welcomed and respected and able to perform at their best.
Companies with an inclusive culture and a higher degree of diversity across all levels are better at making positive business decisions. Such an environment also makes for better Employees, because it creates a workplace in which everyone can succeed, learn and grow. For PartnerRe, Diversity and Inclusion means consciously hiring and advancing people from all backgrounds and with a diverse range of identities, and doing this at every level of the organization. We continue to strive towards embedding a culture of inclusion where every Employee feels welcomed and respected to perform at their best.
We expect our work environment to be free from all forms of discrimination, harassment or intimidation and will therefore not tolerate any prejudice, whether based on race, color, age, religion, gender, sexual orientation, national origin or otherwise.
All Employees are expected to perform their duties in a safe manner, free from the influence of alcohol, illegal drugs or other controlled substances (except for prescription medication for medical treatment). The use of illegal drugs in the workplace will not be tolerated.
Although alcohol may be consumed at work-related events when the local custom and occasion make it appropriate to do so, it is the responsibility of each Employee to consume no more than moderate amounts and to ensure that his/her performance, judgment and behavior are unimpaired.
PartnerRe strives to provide each Employee with a healthy and safe work environment. It is the responsibility of each Employee to maintain this healthy and safe workplace by following environmental, health and safety rules and practices and by reporting accidents, injuries and unsafe equipment, practices or conditions.
PartnerRe encourages direct and open communication among and between Employees and management. Employees are free to discuss issues with their managers without fear of reprisal or the need for third-party representation. Any form of retaliation will result in appropriate disciplinary measures.

Reporting Violations
Speak Up Procedure
Every Employee has a role to play in ensuring that PartnerRe operates with integrity and in compliance with all applicable laws and regulations. Speaking up, if we are concerned something is wrong, is the right thing to do and helps protect the integrity, culture and reputation of PartnerRe.
An Employee who becomes aware of any activity that appears to violate any applicable state, federal, local or national laws, rules, regulations applicable to PartnerRe (the “Regulations”) or provisions of this Code or any other PartnerRe policy, guidelines and procedures, is expected to promptly report the possible violation. PartnerRe has a process that governs how Employees may openly, confidentially or anonymously report an actual or potential violation without fear of retaliation. This process is described in the Speak Up Procedure which can be accessed via the homepage of Relink.
Employees are encouraged to report an actual or potential violation firstly through the normal business channels i.e. (i) to their direct manager or, if the Employees do not feel that this is appropriate, (ii) to the Human Resources Department, the Corporate Audit Department, the Legal and Compliance Department, or to any member of the Executive Leadership Team.
If an Employee, for any reason, is uncomfortable with making a report through the above channels or if the responses that he/she has received are not satisfactory, the Employee may report the violation anonymously by using the “Reporting Hotline” button located on the home page of Relink (the “Hotline”). All reports made through the Hotline are sent directly to the Chair of the Audit Committee of PartnerRe Ltd.

Q    I am concerned that someone may have breached the Regulations or the Code, but I am not really sure. What should I do?
A    Even in circumstances where you are unsure but have questions or concerns, we encourage you to report the perceived breach of the Regulations or the Code. In order to facilitate the reporting of Employee concerns, we have established a Speak Up Procedure, which provides certain mechanisms for Employees to submit concerns in good faith. There are no repercussions for any Employee with respect to good faith reporting of complaints or questions. Retaliation of any type against an Employee who reports a violation or potential violation in good faith will not be tolerated and is prohibited by principles outlined in the Code. Anyone who attempts to retaliate against an Employee for reporting a violation or potential violation will face discipline, which may include termination.

Conflicts of Interest
Policy Statement on Conflicts of Interest
PartnerRe is committed to an environment free from conflicts of interest. A conflict of interest occurs when the private interests of an Employee or the private interests of his/her Immediate Family Member2 interfere, or appear to interfere, with the interests of PartnerRe.
Employees should discuss any circumstance that creates a real or potential conflict of interest with their manager and, where applicable consult/report it to the Legal and Compliance Department. For Employees, all decisions regarding the Company’s interests must be based solely on what is best for the Company and must not be improperly influenced by personal interests. Employees shall not divulge or personally benefit from any information about the Company or its clients that is not available to the public.
Employees shall not accept commissions, gifts, gratuities, credit, loans or favors of any kind (“Special Treatment”) from any person, firm or corporation doing business or seeking to do business with the Company under circumstances from which it could be reasonably inferred that the Special Treatment could interfere or appear to interfere with the interests of the Company.
Employees must avoid all other employment and activities which involve obligations which may conflict with the interests of the Company.

Q    Every year one of our suppliers sends me a couple of bottles of wine in the festive season - can I accept them?
A    You have to decide if the gift is reasonable and appropriate in the circumstances. Gifts of a nominal value are acceptable, but you must be sure that such a gift will in no way influence your business judgment or could be perceived as favoring the giver. If you are unsure how to respond to a receipt of a gift, contact the Legal and Compliance Department and/or refer to the List of Acceptable Gifts and Entertainment Guidelines.
Some examples of prohibited behavior that are considered to be, or could be perceived as being, a conflict of interest are listed below.
•Accept any personal benefit (such as fees, commissions) from a person or business involved in any transaction with PartnerRe.
•Accept gifts, discounts, services, transportation or any other form of services or goods or favors of value from contractors, vendors, brokers, agents, client
2 For the purposes of this Code, Immediate Family Member refers to and shall include spouses, domestic partners, parents, children and siblings of PartnerRe Employees companies or persons providing services/ materials to PartnerRe other than of nominal value.
•Offer favors, gifts or services other than those that are reasonable and appropriate for the individuals involved and supported by appropriate documentation and approvals.
•Offer or accept cash (or cash equivalent), loans or guarantees (other than in an approved corporate capacity) in any amount to/from a supplier, client, potential supplier or potential client.
•Arrange or facilitate certain business transactions between their Immediate Family Member3 and any client or supplier.
•Have a financial interest in clients, suppliers, competitors or any enterprise that is known to have a business relationship with PartnerRe, except where the financial interest is less than 1% of a publicly traded company.
•Borrow from or lend to clients, suppliers or Employees except for normal banking and investment transactions with financial institutions conducted on a commercial basis.
Any activity that an Employee is aware of that has similar characteristics to the above, or could be perceived to have similar characteristics, and any material transaction or relationship that could reasonably be expected to give rise to a conflict of interest, requires disclosure to the Legal and Compliance Department.
Entertainment
Accepting normal business entertainment, at which the giver is present, such as lunch, dinner, theater, a sporting event or other customary business entertainment, is appropriate if it is not frequent and is of a reasonable nature, in the course of a meeting or to foster better business relations. Sound judgment must always be used when deciding whether to attend any event, keeping in mind how your attendance may be viewed by others within and outside the organization.

Q    One of my clients has invited me to stay at his holiday home whenever I want – is this permitted under the Code?
A    No. You may not accept any “favors of value” from a supplier, client, potential supplier or competitor, other than of nominal value.

Legal and Regulatory Integrity
PartnerRe operates in multiple jurisdictions around the world and is committed to operating lawfully within these jurisdictions.
PartnerRe and all of its Employees must comply fully with the Regulations of the cities, states and countries in which we operate. Although Employees are not expected to know the details of each of these Regulations, it is important to know enough to determine when to seek advice from the Legal and Compliance Department or other appropriate persons.
Employees may under no circumstance knowingly mislead or misrepresent any PartnerRe information specifically but without limitation to auditors, regulators or any other official bodies.

Insider Trading
Guidelines
•Trading
All Employees must comply with all applicable securities laws on the sale and purchase of any securities. All Employees are strictly prohibited from trading any securities, not just PartnerRe preference shares, while in possession of Material Non-Public Information (as defined in the Trading Guidelines). Employees wishing to trade preference shares of PartnerRe Ltd. must adhere to the procedures outlined in the Trading Guidelines.

Bribery and Corruption
Guidelines
•Anti-Bribery
•Anti-Bribery – China Supplemental Rules
•Anti-Bribery – List of Acceptable Gifts & Entertainment
PartnerRe is committed to fighting corruption, in compliance with applicable Regulations. PartnerRe have implemented measures and procedures designed to prevent and detect acts of corruption. Employees are expected to promptly report any actual or potential violations of anti-corruption they become aware of.
Employees must not accept or offer, directly or indirectly, during the course of their duties, any benefit (including money, gifts or services) from or to public officials, politicians, political parties, or any other person or organization with a view to inducing them to do or not do something within the scope of, or facilitated by, their job or position.
Employees should also at all times be mindful of cultural and geographic differences in the different countries we operate in and disregard any local practice, rule or custom unless in line with the standards set forth in the Code or required by local law. Any such situation should be referred to the Legal and Compliance Department.

Financial and Non-Financial Integrity
All financial transactions must be accurately and fairly recorded in a timely manner in accordance with applicable accounting standards and the policies, guidelines and procedures of PartnerRe. All periodic reports that PartnerRe is required to prepare and PartnerRe’s other public communications shall contain full, fair, accurate, timely and understandable disclosure.

Sanctions and Anti-Money Laundering
Guidelines
•Sanctions and Anti-Money Laundering
PartnerRe is committed to supporting the fight against financial crime, to implementing any legal restrictions against doing business with certain designated countries, people, and organizations, imposed by jurisdictions in which it operates, and by taking all reasonable measures to detect and prevent money laundering and related activities.
Jurisdictions in which PartnerRe operates often impose legal restrictions against doing business with certain designated countries, people and organizations (the “Applicable Sanctions”).
It is generally PROHIBITED to directly or indirectly engage in trade, financial or commercial transactions and other dealings (“Transaction(s)”):
•in a country subject to total embargo in accordance with Applicable Sanctions;
•with or that would benefit individuals, entities and vessels that are the subject of Applicable Sanctions or that are owned or controlled by individuals and/or entities that are the subject of Applicable Sanctions; or
•for activities prohibited by the Applicable Sanctions.
PartnerRe undertakes to take reasonable measures to detect and prevent money laundering3 and related activities. PartnerRe and its Employees are prohibited from knowingly laundering money and shall be vigilant before engaging in a Transaction with a counterparty.
Employees are required to familiarize themselves and to comply with the instructions set forth in PartnerRe’s Sanctions and Anti-Money Laundering Guidelines and other supporting documents in order to detect and prevent money laundering, terrorism financing or transactions with prohibited countries, people and organizations.

Q    Where can I find a list of the designated countries that have restrictions in place that may prevent PartnerRe from doing business there?
A    A list of the designated countries can be found on Relink and Archer.
3 Practice of disguising the origins of illegally-obtained money in order to create the impression that the funds were derived from a legitimate source. Money laundering occurs in connection with a wide variety of crimes, including illegal arms sales, drug trafficking, robbery, fraud, racketeering, and terrorism

Anti-Trust and Fair Dealing
Guidelines
•Anti-Trust
PartnerRe is committed to preserving free competition according to all anti-trust and competition laws and Regulations applicable to the jurisdictions in which we conduct business.
Employees are required to compete independently, in an ethical manner and must endeavor to deal fairly with PartnerRe’s clients, suppliers, service providers, competitors and other Employees.
No Employee should take unlawful advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair dealing practice.
It is the policy of PartnerRe to comply with all applicable antitrust and competition laws in all jurisdictions where PartnerRe conducts business. Unlawful anticompetitive agreements anywhere in the world are forbidden. At all times, Employees are required to compete independently and are, without the explicit prior approval from the Legal and Compliance Department, prohibited from discussing or agreeing to behavior with a third party (this shall include, without limitation, competitors, brokers and trade associations) including:
•A decision whether or not to write or terminate a particular account
•Whether or not to accept business from a particular broker
•A decision to take a different position in a reinsurance program
•A decision to withdraw from a particular line of business, industry segment, geographic area or market
•A decision, formal or informal, to divide markets in any way, refrain from competing for business, or limit or increase available capacity
•Agreements not to solicit or hire Employees
PartnerRe prohibits using illegal or unethical means to obtain competitor or supplier confidential information, including trade secrets. Employees may obtain information about PartnerRe’s competitors only from lawful and appropriate sources. Employees must not obtain competitively sensitive information from PartnerRe’s competitors or from third parties known to have a duty of confidentiality to such competitors.
Never improperly obtain, disclose or use others’ trade secrets. Offers of confidential information that may have been obtained improperly must be immediately reported to the Legal and Compliance Department.
When drafting emails, presentations, memos, social media postings, or other communications Employees must avoid the use of language that suggests or gives the appearance of conduct or activity that would be contrary to PartnerRe’s values with regard to fair dealing. Please consult the Antitrust Guideline for some practical examples.

Q    Am I permitted to talk to our competitors about pricing trends as long as I don’t talk specifically about PartnerRe's pricing or our competitors’ products?
A    General discussions on publicly known industry trends may be permitted. You must however be mindful of how these discussions may be perceived and how this information may be used by others. As a rule, you should always decline to discuss specific pricing and terms with competitors.

Fraud
Guidelines
•Anti-Fraud
There is no tolerance of fraud involving any Employees or third party with a business association with PartnerRe. Many of the actions that are prohibited under this Code may constitute fraudulent activity. Some examples of potentially fraudulent behavior include, but are not limited to:
•Intentional misstatement of the Company’s financial statements;
•Intentional misstatement of the Company’s management information;
•Misappropriation of funds, securities, supplies, or other Company assets for personal gain;
•Willful corporate tax evasion or facilitating any structure for the purpose of tax evasion, by omission of income, unlawful deductions, intercompany agreements, inappropriate structures or transfer pricing schemes;
•Entering into a (re)insurance contract or investment transaction which is in violation of applicable laws, regulations or accounting standards and has the fraudulent intent of providing an accounting benefit or capital benefit to the counterparty which is inconsistent with the underlying economics of the transaction;
•Revenue and/or assets obtained by Fraud or in an illegal manner, including money laundering, facilitation payments to foreign or domestic governments, kickback schemes or payoffs occurring during procurement and/or bidding process during major acquisitions and projects;
•Any dishonest or intentionally misleading act;
•Impropriety in the handling or reporting of money or financial transactions and statements;
•Profiteering as a result of insider knowledge of Company activities;
•Disclosing confidential and proprietary information to outside parties;
•Disclosing securities activities or acquisitions engaged in or contemplated by the Company;
•Accepting or seeking anything of material value from contractors, vendors, brokers, client companies, MGAs/TPAs or persons providing services/materials to the Company;
•Destruction, removal, or inappropriate use of records and intellectual property (electronic or physical), furniture, fixtures, or equipment;
•Recording of fictitious journal entries or similar adjustments;
•Intentionally biasing assumptions and judgments used to estimate certain account balances such as loss reserves;

•Entering into transactions that are outside PartnerRe’s normal or approved course of business and lacking in economic substance;
•Any similar or related irregularity.

Q    Should I report a suspicion of fraud even if I don’t have any proof?
A    Yes, if you report a breach of the Regulations or the Code, you should be as specific as possible about the possible violation you have witnessed and provide as much detailed information as you can to help facilitate an investigation. Even if you don’t have evidence, you should still report suspected fraudulent behavior.

Protection and Proper Use of PartnerRe Resources
Guidelines
•Information Technology
•Anti-Bribery
Employees have a responsibility to safeguard and make proper and efficient use of PartnerRe’s assets (both tangible and intangible) and systems (“PartnerRe Resources”).
Each Employee has an obligation to prevent PartnerRe Resources from being lost, damaged, misused, stolen, embezzled or destroyed.
PartnerRe Resources are intended to be used for legitimate business purposes. Limited personal use of PartnerRe Resources is permissible when such use does not lead to inappropriate expense, interfere with business operations or violate the Regulations, the Code or any other PartnerRe policies or guidelines.

Corporate Opportunities and Resources
Employees have a duty to promote PartnerRe’s legitimate interests when the opportunity to do so arises and to use PartnerRe Resources exclusively for that purpose. Corporate opportunities must not be taken or used for personal gain.
Employees shall not take personal advantage of PartnerRe’s property, information or their position and shall not compete directly or indirectly with PartnerRe

Q    One of my relatives is looking for a new insurer and has asked me to set up a meeting with one of our cedants. Is this acceptable under the Code?
A    No. You may not arrange or facilitate any business transaction between any relative or friend and any client or supplier. In certain circumstances, it is acceptable to make recommendations to third parties in a personal capacity, provided that you are not involved in arranging or facilitating any meeting and you have no involvement with any relationship that may ensue.

Electronic Communications
Guidelines
•Electronic Communications
PartnerRe provides information systems and computer networks to Employees. All information conveyed by any type of Electronic Communications (as defined in the Electronic Communications Guidelines) must be conducted lawfully, in an appropriate manner and, consequently, must be clear, concise and unambiguous and at all times respectful of other individuals.
Employees should not use unauthorized personal devices to conduct company business and should remain cognizant that use of personal devices for business related communications could subject such devices to court ordered discovery/ subpoena power.

External Communications
Guidelines
•External Communications
Employees should ensure that communications, including presentations, promotional material, emails, texts, chats and social media posts do not include any wrong, confidential or misleading information, reflect the position of PartnerRe, and that the language used does not raise concerns under anti-trust or competition laws.
PartnerRe promotes the responsible use of social media, whether you are using social media for personal or approved business reasons. Employees must ensure that posts do not reflect poorly on the Company, damage its reputation and/ or business relationships.

Confidentiality
Guidelines
•Data Privacy
•Information Security
•External Communications
•Information Technology
Employees must maintain the confidentiality of all information entrusted to them and shall not use confidential information unless in possession of express and explicit authorization. With respect to personal data, information must always be held in strict compliance with the applicable Regulations concerning the protection of personal data.
Any disclosure of confidential information must be either authorized internally or required by applicable Regulations or legal process.
Confidential information includes any type of non-public business or personal data with respect to PartnerRe, its Employees, clients, prospective clients, suppliers, shareholders and any other persons or entities with whom PartnerRe has a relationship and that have an expectation of confidentiality.
The obligation to preserve confidential information continues even after Employees leave PartnerRe.

Q    I meet after work with friends who work for competitor organizations. How do I decide what is and isn’t confidential information?
A    You must use your own judgment, but be aware that confidential information is any non-public information. If in doubt, be cautious, and don’t discuss specific business issues.

This Code is supplemented by various documents, which are referenced herein. Employees are required to read, understand, accept and apply the principles contained in the Code and in all other documents applicable to them in their everyday work and behavior.